Exhibit 10.94

PROMISSORY NOTE

U.S. $10,000,000.00	April 23, 2007
FOR VALUE RECEIVED, AMERICAN LEISURE HOLDINGS, INC, a Nevada corporation, with its principal address at 2462 Sand Lake Road, Orlando, Florida 32809 (“Maker”), hereby promises to pay to the order of RESORTS FUNDING GROUP, LLC, a Florida limited liability company (“Payee”), with its principal address at 2460 Sand Lake Road, Orlando, Florida 32809, the principal sum of TEN MILLION DOLLARS ($10,000,000.00) or so much thereof as may be advanced from time to time, and interest accrued on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Note is issued by Maker pursuant to that certain Credit Agreement of even date herewith (the “Credit Agreement”) entered into between Payee and Maker. This Note evidences the Loan (as defined in the Credit Agreement). Payment of this Note is governed by the Credit Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The principal amount hereof outstanding from time to time shall bear interest from the date of disbursement until paid in full at the Applicable Rate. Interest on the Loan shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

All payments hereunder shall be applied first to accrued and unpaid interest, then any fees or charges owed hereunder, and the balance, if any, to principal. Principal and interest shall be payable in lawful money of the United States of America at 2460 Sand Lake Road, Orlando, Florida 32809 or at such other place as the Payee may designate in writing, said principal and interest shall be payable in accordance with the Credit Agreement.

The indebtedness evidenced hereby shall mature on the Maturity Date. On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

It is agreed hereby that upon the occurrence of an Event of Default, as defined in the Credit Agreement, or in the event default be made in the performance or compliance with any of the covenants and conditions of any security agreement now or hereafter in effect securing payment of this Note and such default continues for 10 days after written notice of such default, or upon any default in the payment of any sum due by Maker to Payee under any other promissory note, security instrument or other written obligation of any kind now existing or hereafter created; then, in any or all such events, the entire amount of principal of this Note with all interest then accrued and any outstanding fee or charges, shall, at the option of the holder of this Note and without notice (Maker hereby expressly waives notice of such default), become and be due and collectible, time being of the essence of this Note. If this Note shall not be paid at maturity or according to the tenor thereof and strictly as above provided, it may be placed in the hands of an attorney at law for collection, and in that event, each party liable for the payment thereof, as Maker, endorser, guarantor, or otherwise, hereby agrees jointly and severally, to pay the holder hereof in addition to the sums above stated, the holder’s reasonable attorney's fee, which shall include attorney's fees at the trial level and on appeal, together with all reasonable costs incurred. After maturity or default, this Note shall bear interest at the Default Rate.

Provided Payee has not exercised its right to accelerate this Note as hereinabove provided, in the event any required payment on this Note is not received by Payee within fifteen (15) days after said payment is due, Maker shall pay Bank a late charge of five percent (5%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty.

This Note may be prepaid in part or in full at any time without penalty upon not less than ten (10) days' prior written notice to the holder of this Note. The payment of any larger or additional sum in advance of the payments herein required shall not relieve the Maker of the payment of the regular installments or of any other sums due as herein provided.

As to this Note, and any instruments securing the indebtedness hereunder, the Maker, endorsers and guarantors severally waive all applicable exemption rights, whether under the State Constitution, homestead laws or otherwise, and also severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that the Maturity Date of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker, endorsers or guarantors.

Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the Loan made pursuant to this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall Maker, or any parties liable for the payment of the Loan hereunder, be required to pay interest in excess of the highest rate permissible under applicable law.

The Maker expressly grants to the Payee a continuing first lien security interest in any and all money, general or specific deposits, or property of any such parties now or hereafter in the possession of the Payee. The Maker hereby authorizes and employs the Payee, in its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as the Payee may elect, apply any such money, deposits or property to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of the Maker to the Payee or any of the Payee's affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by the Payee or any of the Payee's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by the Payee for the account of any such parties).

MAKER AND PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT MAKER OR PAYEE OR ANY SUCCESSOR, ASSIGN OR OTHER PARTY CLAIMING THROUGH MAKER OR PAYEE MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER OR ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE ENTERING INTO THIS NOTE.

This Note is to be construed according to the applicable laws of the State of Florida and the United States of America.

MAKER: AMERICAN LEISURE HOLDINGS, INC., By: /s/ Malcolm J. Wright Malcolm J. Wright, CEO